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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                         DATE OF REPORT: MARCH 15, 1999

              (DATE OF EARLIEST EVENT REPORTED: DECEMBER 31, 1998)

                         EL PASO TENNESSEE PIPELINE CO.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        1-9864                       76-0233548
 (State or other jurisdiction      (Commission File No.)             (I.R.S. Employer
      of incorporation)                                            Identification No.)

                             ---------------------

                            EL PASO ENERGY BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
              (Address of principal executive offices) (Zip Code)

                                 (713) 420-2131
              (Registrant's telephone number, including area code)

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

     This Amendment amends and restates in its entirety the Current Report on Form 8-K of El Paso Tennessee Pipeline Co. dated January 14, 1999 as follows:

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.


     On December 31, 1998, El Paso Energy Corporation ("EPEC"), the ultimate corporate parent of El Paso Tennessee Pipeline Co. ("EPTPC"), initiated and completed a tax-free internal reorganization of its assets and operations and those of its subsidiaries (the "Reorganization"), in accordance with a private letter ruling received from the Internal Revenue Service. After the Reorganization, EPTPC continues to own the interstate pipeline systems known as the TGP System, East Tennessee System, Midwestern System, and the merchant services operations of El Paso Energy Marketing. In addition, EPTPC now owns all of the international operations of El Paso Energy International Company and the field services operations of El Paso Field Services Company. As part of the Reorganization, EPTPC also transferred certain assets and liabilities of corporate or discontinued operations to EPEC. Following the Reorganization, EPEC became the direct corporate parent of EPTPC.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (A) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

     The financial statements of El Paso Field Services Company, omitted from the initial filing of this Form 8-K as permitted by such Form, are set forth below.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
     Stockholder of El Paso Field Services Company



     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholder's equity and cash flows present fairly, in all material respects, the consolidated financial position of El Paso Field Services Company and subsidiaries at December 31, 1997 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP



Houston, Texas
March 9, 1999

                         EL PASO FIELD SERVICES COMPANY

                         CONSOLIDATED INCOME STATEMENTS
                                 (IN THOUSANDS)


                                                                                NINE MONTHS ENDED
                                                              YEAR ENDED          SEPTEMBER 30,
                                                             DECEMBER 31,   -------------------------
                                                                 1997          1998          1997
                                                             ------------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
Operating revenues
  Gathering and treating...................................    $181,472      $101,540      $140,272
  Processing...............................................      99,090        60,439        74,696
  Natural gas sales........................................      60,249            --        53,430
  Other....................................................       4,414         1,732         4,377
                                                               --------      --------      --------
                                                                345,225       163,711       272,775
Operating expenses
  Gathering and treating...................................      71,272         3,027        59,802
  Processing...............................................      47,208        25,320        35,579
  Cost of gas..............................................      59,541            --        52,845
  Operations and maintenance...............................      71,525        64,681        53,050
  Depreciation and amortization............................      30,331        28,401        22,251
  Taxes, other than income taxes...........................       6,556         5,539         4,961
                                                               --------      --------      --------
                                                                286,433       126,968       228,488
                                                               --------      --------      --------
Operating income...........................................      58,792        36,743        44,287
                                                               --------      --------      --------
Other (income) and expense
  Interest expense.........................................         122           102           130
  Affiliated company interest, net.........................      (2,094)        5,787        (1,218)
  Other, net...............................................         557        (1,339)          144
                                                               --------      --------      --------
                                                                 (1,415)        4,550          (944)
                                                               --------      --------      --------
Income before income taxes.................................      60,207        32,193        45,231
Income tax expense.........................................      23,305        12,426        17,750
                                                               --------      --------      --------
Net income.................................................    $ 36,902      $ 19,767      $ 27,481
                                                               ========      ========      ========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                         EL PASO FIELD SERVICES COMPANY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                         DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                             1997           1998            1997
                                                         ------------   -------------   -------------
                                                                         (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets
  Cash and temporary investments.......................    $    228       $    178        $    236
  Accounts and notes receivable, net
     Customer..........................................      43,976         40,934          49,189
     Affiliated companies..............................      44,232         20,281         107,730
     Other.............................................       5,878         14,470           5,180
  Other................................................       3,529            656           6,260
                                                           --------       --------        --------
          Total current assets.........................      97,843         76,519         168,595
                                                           --------       --------        --------
Property, plant and equipment, net.....................     599,916        651,817         391,199
Intangibles, net.......................................      64,449         62,878          64,524
Other..................................................       1,995          2,338             233
                                                           --------       --------        --------
          Total assets.................................    $764,203       $793,552        $624,551
                                                           ========       ========        ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts and notes payable
     Customer..........................................    $ 27,683       $  8,212        $ 41,273
     Affiliated companies..............................     192,559        154,901          40,974
     Other.............................................      11,448         21,174          11,442
  Other current liabilities............................      22,138         31,451          34,957
                                                           --------       --------        --------
          Total current liabilities....................     253,828        215,738         128,646
                                                           --------       --------        --------
Deferred income taxes..................................     103,472        125,967          99,271
                                                           --------       --------        --------
Other..................................................      20,917         19,280          20,069
                                                           --------       --------        --------
Commitments and contingencies (See Note 5)
Stockholder's equity
  Common stock, par value $1 per share; authorized
     1,000 shares; issued and outstanding 1,000
     shares............................................           1              1               1
  Additional paid-in capital...........................     316,963        343,777         316,963
  Retained earnings....................................      69,022         88,789          59,601
                                                           --------       --------        --------
          Total stockholder's equity...................     385,986        432,567         376,565
                                                           --------       --------        --------
          Total liabilities and stockholder's equity...    $764,203       $793,552        $624,551
                                                           ========       ========        ========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                         EL PASO FIELD SERVICES COMPANY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                             NINE MONTHS ENDED
                                                              YEAR ENDED       SEPTEMBER 30,
                                                             DECEMBER 31,   -------------------
                                                                 1997         1998       1997
                                                             ------------   --------   --------
                                                                                (UNAUDITED)
Cash flows from operating activities
  Net income...............................................   $  36,902     $ 19,767   $ 27,481
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation and amortization.........................      30,331       28,401     22,251
     Deferred income taxes.................................      11,731       12,716      6,342
     Other.................................................        (783)        (967)        --
     Working capital changes, net of noncash transactions
       and effects of acquisition
       Accounts and notes receivable.......................     (23,726)      18,401    (24,673)
       Other assets........................................       2,399        3,497      1,430
       Accounts and notes payable..........................      17,344       (3,081)    15,251
       Other liabilities...................................      32,287        7,811     44,220
                                                              ---------     --------   --------
          Net cash provided by operating activities........     106,485       86,545     92,302
                                                              ---------     --------   --------

Cash flows from investing activities
  Capital expenditures.....................................     (48,298)     (78,002)   (21,412)
  Acquisition..............................................    (196,507)          --         --
  Proceeds from sale of equipment..........................          --       35,865         --
  Investment in affiliated companies.......................       4,515           --    (70,448)
                                                              ---------     --------   --------
          Net cash used in investing activities............    (240,290)     (42,137)   (91,860)
                                                              ---------     --------   --------

Cash flows from financing activities
  Advances from (repayments to) affiliated companies.......     134,276      (44,322)        --
  Other....................................................        (243)        (136)      (206)
                                                              ---------     --------   --------
          Net cash provided by (used in) financing
            activities.....................................     134,033      (44,458)      (206)
                                                              ---------     --------   --------
Increase (decrease) in cash and temporary investments......         228          (50)       236
Cash and temporary investments
  Beginning of period......................................          --          228         --
                                                              ---------     --------   --------
  End of period............................................   $     228     $    178   $    236
                                                              =========     ========   ========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                         EL PASO FIELD SERVICES COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)


                                               COMMON STOCK     ADDITIONAL                  TOTAL
                                              ---------------    PAID-IN     RETAINED   STOCKHOLDER'S
                                              SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                              ------   ------   ----------   --------   -------------
December 31, 1996...........................    1        $1      $316,401    $32,120      $348,522
  Net income................................                                  36,902        36,902
  Other.....................................                          562                      562
                                                --       --      --------    -------      --------
December 31, 1997...........................    1         1       316,963     69,022       385,986
  Net income (unaudited)....................                                  19,767        19,767
  Transfer of assets from affiliated
     companies (unaudited)..................                       26,814                   26,814
                                                --       --      --------    -------      --------
September 30, 1998 (unaudited)..............    1        $1      $343,777    $88,789      $432,567
                                                ==       ==      ========    =======      ========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                         EL PASO FIELD SERVICES COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization


     El Paso Field Services Company (the "Company"), a wholly owned subsidiary of El Paso Natural Gas Company ("EPNG"), was formed for the purpose of owning, operating, acquiring and constructing non-regulated natural gas gathering, processing and other related facilities. The Company owns or has ownership interests in approximately 8,750 miles of gathering lines located in the San Juan, Anadarko and Permian basins and in east Texas, south Texas, Louisiana, and the Gulf of Mexico. In addition, the Company owns or has interests in approximately 1,400 miles of intrastate transmission pipeline, which supply natural gas to EPNG's interstate pipeline system, and 25 natural gas processing and treating facilities.


  Holding Company and Tax-free Internal Reorganization


     Effective August 1, 1998, EPNG reorganized into a holding company organizational structure, whereby El Paso Energy Corporation ("EPEC") became the holding company and primary parent corporation. By virtue of the reorganization, EPNG, the Company's parent, became a direct wholly owned subsidiary of EPEC.



     On December 31, 1998, a tax-free internal reorganization resulted in the distribution of the Company and its subsidiary from EPNG to El Paso Tennessee Pipeline Co. ("EPTPC"). As a result, EPTPC a subsidiary of EPEC, became the parent corporation of the Company. These transactions were treated as an exchange between entities under common control and accounted for in a manner similar to a pooling of interests. The holding company and tax-free internal reorganization had no impact on the presentation herein.


  Basis of Presentation and Principles of Consolidation

     The consolidated financial statements include the accounts of all majority-owned, controlled subsidiaries of the Company after the elimination of all significant intercompany accounts and transactions. Investments in companies where the Company has the ability to exert significant influence over, but not control operating and financial policies are accounted for using the equity method.

  Unaudited Interim Information


     The unaudited interim consolidated financial statements as of September 30, 1998, and 1997, and for each of the nine month periods ended September 30, 1998, and 1997, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements do not include all disclosures required by generally accepted accounting principles. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included. All such adjustments are of a normal recurring nature. Results of operations for any interim period are not necessarily indicative of the results of operations for the entire year due to the seasonal nature of the Company's businesses.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Actual results could differ from those estimates.

                         EL PASO FIELD SERVICES COMPANY

  Cash and Temporary Investments

     Short-term investments purchased with an original maturity of three months or less are considered cash equivalents.

  Allowance for Doubtful Accounts and Notes Receivable


     The Company has established an allowance for losses on accounts and notes receivable, as well as for gas imbalances due from shippers and operators, which may become uncollectible. Collectibility is reviewed regularly, and the allowance is adjusted as necessary using the specific identification method. The balance of this allowance at December 31, 1997, was $4.1 million.


  Gas Imbalances

     The Company values gas imbalances due to or due from shippers and operators at the appropriate index price. The gas imbalances are settled in cash or made up in-kind.

  Inventories


     Inventories of $684,000 as of December 31, 1997 and $195,000 as of September 30, 1998, consisting of natural gas liquids in storage, are valued at the lower of cost or market with cost determined using the average cost method.


  Property, Plant and Equipment


     Property, plant and equipment are stated at cost. Major improvements are capitalized while maintenance and repairs are expensed. Retirements, sales and disposals of assets are recorded by removing the historical cost and associated accumulated depreciation with any resulting gain or loss reflected in income. Included in the Company's property, plant, and equipment is construction work in progress of approximately $39.1 million at December 31, 1997. Depreciation of the Company's properties is provided using the straight line method which, in the opinion of management, is adequate to allocate the cost of properties over the estimated useful lives of the assets as follows:


                                                              YEARS
                                                              -----
Pipeline and right of way...................................     31
Plant.......................................................  22-25
Equipment...................................................  15-34
Other.......................................................  10-38


     The Company evaluates impairment of its property, plant, and equipment in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.


  Intangible Assets

     Goodwill and other intangibles are amortized using the straight-line method over a period of 40 years. The accumulated amortization of intangible assets was $5.6 million at December 31, 1997.

     The Company evaluates impairment of goodwill in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

                         EL PASO FIELD SERVICES COMPANY

  Environmental Costs


     Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors and include estimates of associated legal costs. All available evidence is considered, including prior experience in remediation of contaminated sites, other companies' clean-up experience and data released by the Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the balance sheets at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are recorded and reported separately from the associated liability in the consolidated financial statements as an asset.


  Price Risk Management Activities


     The Company has an arrangement with an affiliate, whereby the affiliate uses futures, swaps and other contracts for purposes other than trading to reduce the Company's exposure to fluctuations in the price of natural gas and natural gas liquids. Changes in market value of these transactions are deferred until the gain or loss on the hedged item is recognized. Hedge accounting is applied only if the derivative reduces the risk of the underlying hedge item, is designated a hedge at its inception, and is expected to result in financial impacts which are inversely correlated to those of the item(s) being hedged. If correlation ceases to exist mark to market accounting is applied. If the hedged item matures or is sold, the value of the derivative or other financial instrument is recognized as a gain or loss in operating income in the consolidated income statements. In the consolidated statement of cash flows, cash receipts or payments related to these price risk management activities are recognized as the settlement of transactions occur. See Note 4 for a further discussion of the Company's price risk management activities.


  Income Taxes

     Income taxes are based on income reported for tax return purposes along with a provision for deferred income taxes. Deferred income taxes are provided to reflect the tax consequences in future years of differences between the financial statement and tax bases of assets and liabilities at each year-end. Tax credits are accounted for under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.


     On behalf of itself and all members filing in its consolidated federal income tax return, including the Company, EPNG adopted a tax sharing policy (the "Policy") which provides, among other things, that (i) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis, and (ii) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, were utilized in the consolidated return. Under the Policy, EPNG paid all federal income taxes through 1998 directly to the Internal Revenue Service and will bill or refund, as applicable, its subsidiaries for their applicable portion of such income tax payments. Under this Policy, the Company had recorded a tax liability of approximately $9 million in other current liabilities in the accompanying Consolidated Balance Sheets as of December 31, 1997. This Policy excludes EPTPC and its subsidiaries for any year prior to 1999. Starting in 1999, EPEC and

                         EL PASO FIELD SERVICES COMPANY
its 80 percent or more owned subsidiaries, including EPTPC (the new parent of the Company) and the Company, will file a consolidated U.S. federal income tax return.

  Recognition

     Revenue is recognized when products are shipped or services are provided to customers.

  New Accounting Pronouncements Not Yet Adopted

     Comprehensive Income


     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting
Comprehensive Income, which established standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This pronouncement is effective for the financial statements for periods beginning after December 15, 1997. At December 31, 1997, the Company had no items which would be treated as components of other comprehensive income.



  Accounting for the Costs of Computer Software Developed or Obtained for Internal Use



     In March 1998, the American Institute of Certified Public Accountants issued Statement of
Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement provides guidance on accounting for such costs, and also defines internal-use computer software. The statement is effective for fiscal years beginning after December 15, 1998. The application of this pronouncement did not have a material impact on the Company's financial position, results of operations, or cash flows.


  Reporting on the Costs of Start-Up Activities


     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. The statement defines start-up activities and requires start-up and organization costs to be expensed as incurred. In addition, it requires that any such cost that exists on the balance sheet be expensed upon adoption of this pronouncement. The statement is effective for fiscal years beginning after December 15, 1998. The application of this pronouncement will not have a material impact on the Company's financial position, results of operations, or cash flows.


  Accounting for Derivative Instruments and Hedging Activities

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued by the Financial Accounting Standards Board to establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity classify all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (i) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (ii) a hedge of the exposure to variable cash flows of a forecasted transaction, or (iii) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The standard is effective for all quarters in

                         EL PASO FIELD SERVICES COMPANY
fiscal years beginning after June 15, 1999. The Company is currently evaluating the effects of this pronouncement.


2. ACQUISITION





     In December 1997, the Company completed the purchase of certain gathering facilities consisting of 360 miles of natural gas pipeline and a natural gas cryogenic processing plant through the acquisition of 100 percent of the common stock of PacifiCorp's Texas Gulf Coast ("TPC") gathering and processing subsidiaries at a cash price of approximately $196 million. The transaction was accounted for as a purchase. The purchase price approximated the fair value of net assets acquired. In conjunction with the acquisition, assets acquired and liabilities assumed are as follows:



                                         (IN THOUSANDS)
Fair value of assets acquired..........     $198,100
Cash paid for the common stock.........      196,507
                                            --------
Fair value of liabilities assumed......     $  1,593
                                            ========



     The following unaudited pro forma information presents a summary of what the consolidated results of operations would have been on a pro forma basis for the year ended December 31, 1997, assuming the TPC acquisition had occurred on January 1, 1997:



                                           UNAUDITED
                                         (IN THOUSANDS)
Operating Revenue......................     $368,876
Net income.............................       46,557


3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following at December 31, 1997:


                                                              (IN THOUSANDS)
Pipeline and right of way...................................     $614,347
Plant.......................................................       95,222
Equipment...................................................      199,147
Other.......................................................       11,468
                                                                 --------
                                                                  920,184
Less accumulated depreciation...............................      320,268
                                                                 --------
Total property, plant and equipment, net....................     $599,916
                                                                 ========


4. FINANCIAL INSTRUMENTS, PRICE RISK MANAGEMENT ACTIVITIES AND CONCENTRATIONS OF CREDIT RISK


  Financial Instruments



     As of December 31, 1997, the carrying amount of the Company's cash and cash equivalents, trade receivables and payables, and notes receivable and payable with affiliates approximated their fair value due to the short term nature of these instruments.


  Price Risk Management Activities

     El Paso Energy Marketing Company ("EPEM"), an affiliate of the Company uses exchange-traded futures and option contracts to reduce the Company's exposure to fluctuations in the prices of natural gas and

                         EL PASO FIELD SERVICES COMPANY
natural gas liquids. EPEM also uses financial instruments with off-balance sheet risk such as over-the-counter option contracts in its price risk management activities associated with the Company's price exposure. The fair value of these financial instruments, $2.5 million at December 31, 1997, is based upon the estimated consideration that would be received to terminate those financial instruments in a gain position and the estimated cost that would be incurred to terminate those financial instruments in a loss position. As of December 31, 1997, these commodity contracts and financial instruments maturing through December 1998, had an absolute notional contract quantity of 25 billion cubic feet. Since the commodity contracts and financial instruments described above are designated as hedges which fair values correlate to price movements of natural gas, any gains or losses on the commodity contracts and financial instruments resulting from market changes will be offset by gains or losses on the hedged transactions. The Company has off-balance sheet risk of credit loss in the event of non-performance by counterparties to all over-the-counter swaps and options. However, the Company believes that these counterparties would be able to fully satisfy their obligations under these contracts.


  Market and Credit Risk


     The Company serves a customer group that includes industrial companies, gas and electric utilities, oil and gas producers and other energy marketers. These industry concentrations have the potential to impact the Company's overall exposure to credit risk, either positively or negatively, as customers may be similarly affected by changes in economic, industry or other conditions. Receivables are generally not collateralized; however, the Company believes that the credit risk posed by this industry concentration is offset by the receivable diversification and creditworthiness of the customer base. The Company has not experienced material credit losses on receivables related to these industries, or on its receivable portfolio as a whole.


     Credit risk relates to the risk of loss that the Company would incur as a result of non-performance by counterparties pursuant to the terms of their contractual obligations. The Company maintains credit policies with regard to its counterparties to minimize overall credit risk. These policies require an evaluation of potential counterparties' financial condition (including credit rating) and collateral requirements under certain contracts.

5. COMMITMENTS AND CONTINGENCIES

  Environmental


     The Company is subject to extensive federal, state, and local laws and regulations governing environmental quality and pollution control. The laws and regulations require the Company to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of December 31, 1997, the Company had a total reserve of approximately $6.2 million primarily for expected remediation costs and associated onsite, offsite, and ground water technical studies.


  Operating Leases

     The Company leases certain property, facilities and equipment under various operating leases.

                         EL PASO FIELD SERVICES COMPANY

     Minimum annual rental commitments at December 31, 1997, were as follows:

YEAR ENDING
DECEMBER 31,                                                  OPERATING LEASES
------------                                                  ----------------
                                                               (IN THOUSANDS)
1998........................................................       $  970
1999........................................................          671
2000........................................................          259
2001........................................................          281
2002........................................................          275
Thereafter..................................................           --
                                                                   ------
          Total.............................................       $2,456
                                                                   ======

     Rental expense for operating leases for the year ended December 31, 1997, was $4.7 million.

  Guarantees


     The Company jointly and severally guarantees the debt of Mountain Creek Joint Venture ("MCJV"), which does not exceed $2.9 million. MCJV is a joint venture 50 percent owned by El Paso Energy Intrastate Company, formerly Cornerstone Pipeline Company, a wholly owned subsidiary of the Company.


  Litigation


     The Company is involved in litigation and disputes arising in the ordinary course of business which management believes will not have a material adverse effect on the Company's financial position, results of operations or cash flows.


6. INCOME TAXES

     The following table reflects the components of income tax expense for the year ended December 31, 1997:


                                                              (IN THOUSANDS)
Current
  Federal...................................................     $11,541
  State.....................................................          33
                                                                 -------
                                                                  11,574
                                                                 -------
Deferred
  Federal...................................................       9,370
  State.....................................................       2,361
                                                                 -------
                                                                  11,731
                                                                 -------
          Total income tax expense..........................     $23,305
                                                                 =======

                         EL PASO FIELD SERVICES COMPANY

     The following table reflects the components of the net deferred tax liabilities at December 31, 1997:


                                                              (IN THOUSANDS)
Deferred tax assets
  Net operating loss and tax credit carryovers..............     $ 10,334
  Other.....................................................        1,154
  Valuation allowance.......................................         (853)
                                                                 --------
          Total deferred tax asset..........................       10,635
                                                                 --------
Deferred tax liabilities
  Property, plant and equipment.............................      109,926
  Other assets..............................................        4,181
                                                                 --------
          Total deferred tax liability......................      114,107
                                                                 --------
Net deferred tax liability..................................     $103,472
                                                                 ========



     Tax expense of the Company differs from the amount computed by applying the statutory federal income tax rate (35 percent) to income before taxes. The following table outlines the reasons for the differences for the period ended December 31, 1997:



                                                              (IN THOUSANDS)
Tax expense at the statutory federal rate of 35%............     $21,073
Increase:
  State income tax, net of federal income tax benefit.......       1,556
  Other.....................................................         676
                                                                 -------
Income tax expense..........................................     $23,305
                                                                 =======
Effective tax rate..........................................          39%
                                                                 =======



     As of December 31, 1997, approximately $149,000 of alternative minimum tax credits were available to offset future regular tax liabilities. These alternative minimum tax credit carryovers have no expiration date. Additionally, at December 31, 1997, approximately $853,000 of general business credits and $26.7 million of net operating loss carryovers were available to offset future tax liabilities. The general business credit carryovers expire in the years 1998 through 2000. The net operating loss carryovers expire in the years 2002 through 2010. Usage of these carryovers are subject to the limitations provided for under Sections 382 and 383 of the Internal Revenue Code as well as the separate return limitation year rules of the Treasury Regulations.


     The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets that may not be realized due to the expiration of the general business credit carryovers. Any tax benefits subsequently recognized from the reversal of this valuation allowance will be allocated to goodwill.

7. SUPPLEMENTAL CASH FLOW INFORMATION


     The following table contains supplemental cash flow information for the year ended December 31:



                                                              DECEMBER 31, 1997
                                                              -----------------
                                                               (IN THOUSANDS)
Interest received, net......................................       $1,972
Income taxes paid...........................................          695



     See Note 2, Acquisition, for a discussion of the non-cash investing transactions related to the acquisition of TPC.

                         EL PASO FIELD SERVICES COMPANY

8. TRANSACTIONS WITH AFFILIATED COMPANIES

  General and Administrative


     EPNG allocates to its subsidiaries, including the Company, certain general and administrative expenses. Included in the total operations and maintenance expenses in the consolidated income statement for the year ended December 31, 1997 was $9.9 million of expenses allocated to the Company for administrative, legal, and financial services. The allocation is based on the estimated level of effort devoted to the Company's operations and relative size based on revenues, gross property, and payroll. In addition, EPNG's employee benefit programs currently cover the employees of the Company. EPNG's total benefit expense is allocated to each of its subsidiaries based on headcount of which $2 million was allocated to the Company for the year ended December 31, 1997.



  Accounts Receivable and Accounts Payable--Affiliated Companies



     Balances in accounts receivable and accounts payable-affiliated companies relate to activities in the normal course of business. Notes receivable and notes payable included as a component of accounts receivable and accounts payable -- affiliated result from cash flow requirements or excess cash generated by the Company. Notes bear interest based on EPNG's commercial paper borrowing rate which was 5.76% at December 31, 1997. Commercial paper borrowings are arranged through EPNG. At December 31, 1997, the Company had approximately $134 million of notes payable to EPNG. Average notes receivable from EPNG totaled $11.2 million for 1997 (calculated based on month end balances.) The Company recorded net interest income related to these receivables of approximately $2.1 million for the year ended December 31, 1997. Accounts receivable and payable to affiliates were approximately $44 million and $59 million, respectively, at December 31, 1997. Revenues and operating expenses resulting from such transactions were approximately $18 million and $14 million, respectively, for the year ended December 31, 1997.



9. SUBSEQUENT EVENTS



     In January 1998, the Company received as a capital contribution the gathering and transportation assets, liabilities and equity of Channel Pipeline, an indirect wholly-owned subsidiary of EPNG. The net assets contributed totaled approximately $302 million.



     Pursuant to a Federal Energy Regulatory Commission ruling, in April of 1998 the Company received a capital contribution of compressor facility assets valued at approximately $26 million, net of a $10 million deferred tax liability from EPNG.


     In September 1998, the Company sold its natural gas gathering, treating, and processing assets in the Anadarko Basin to Midcoast Energy Resources, Inc. for $35 million.

     (B) PRO FORMA FINANCIAL INFORMATION.

     The pro forma financial information reflecting the effect of the Reorganization, omitted from the initial filing of this Form 8-K as permitted by such Form, is set forth below.

                         EL PASO TENNESSEE PIPELINE CO.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     On December 31, 1998, EPEC, EPTPC's ultimate parent, completed the Reorganization of its assets and operations and those of its subsidiaries, in accordance with a private letter ruling received from the Internal Revenue Service. As an initial step in the Reorganization El Paso Energy Marketing was transferred to EPTPC in March 1998. After the Reorganization, EPTPC continues to own the interstate pipeline systems known as the TGP system, East Tennessee system, Midwestern system, and the merchant services operations of El Paso Energy Marketing. In addition, EPTPC now owns all of the international operations of El Paso Energy International Company and the field services operations of El Paso Field Services Company. These transactions were treated as an exchange between entities under common control and accounted for in a manner similar to a pooling of interests. As part of the Reorganization, EPTPC also transferred certain assets and liabilities of corporate or discontinued operations to EPEC. Following the Reorganization, EPEC became the direct corporate parent of EPTPC. The following Unaudited Pro Forma Condensed Consolidated Financial Statements of EPTPC (the "Pro Forma Financial Statements") illustrate the effect of the Reorganization. The Pro Forma Financial Statements have been prepared to give effect to the Reorganization as of and for the nine months ended September 30, 1998, and for the year ended December 31, 1997. The Pro Forma Financial Statements are not necessarily indicative of the actual operating results or financial position had the Reorganization occurred as of such dates, nor do they purport to indicate operating results or financial position which may be attained in the future.



     The Consolidated Company Historical column represents the unaudited financial position and results of operations derived from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998, and the audited results of operations derived from the Company's Annual Report on Form 10-K for the year ended December 31, 1997. Historical financial statements for previous periods include certain reclassifications which were made to conform to the current presentation. Such reclassifications have no effect on reported net income or total stockholders' equity. The El Paso Field Services Transfer-In Adjustments column includes the effect of consolidating the operations of El Paso Field Services and its subsidiaries which were not previously owned by EPTPC. The Other Subsidiaries Transfer-In Adjustments column as of and for the period ended September 30, 1998, includes the effect of consolidating the operations of other subsidiaries transferred-in, including the operations of El Paso Energy International not previously owned by EPTPC. For the year ended December 31, 1997, this column also includes the effects of the transfer of El Paso Energy Marketing which occurred in March 1998. The Transfers to EPEC Adjustments column includes the effect of transferring certain corporate and discontinued activities to EPEC. The Other Adjustments column includes the effect of the elimination of intercompany transactions which previously were not consolidated with EPTPC.

                         EL PASO TENNESSEE PIPELINE CO.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN MILLIONS)


                                                         EL PASO
                                                          FIELD         OTHER
                                        CONSOLIDATED    SERVICES     SUBSIDIARIES   TRANSFERS TO                 CONSOLIDATED
                                          COMPANY      TRANSFER-IN   TRANSFER-IN        EPEC          OTHER        COMPANY
                                         HISTORICAL    ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                        ------------   -----------   ------------   ------------   -----------   ------------
ASSETS
Current assets
  Cash and temporary investments.......    $   10         $ --           $  1           $ (2)         $  --         $    9
  Accounts and notes receivable, net
    Customer...........................       479           41             11             --             --            531
    Affiliated companies...............       128           20             35            (18)          (165)            --
    Other..............................       128           15             25             --             71            239
  Inventories..........................        20           --             --             --             --             20
  Deferred income tax benefit..........        68           --             --             --             --             68
  Other................................       301            1              1             --             (5)           298
                                           ------         ----           ----           ----          -----         ------
        Total current assets...........     1,134           77             73            (20)           (99)         1,165
Property, plant, and equipment, net....     4,779          652            227             (1)            --          5,657
Investments in unconsolidated
  affiliates...........................       224           --            480             --                           704
Other..................................       189           65             47              2             --            303
                                           ------         ----           ----           ----          -----         ------
        Total assets...................    $6,326         $794           $827           $(19)         $ (99)        $7,829
                                           ======         ====           ====           ====          =====         ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable
    Trade and other....................    $  623         $ 29           $  5           $ (3)         $  --         $  654
    Affiliated companies...............       144          155            725             --           (165)           859
  Short-term borrowings (including
    current maturities of long-term
    debt)..............................         1           --             --             --             --              1
  Other................................       627           32             26            (29)            66            722
                                           ------         ----           ----           ----          -----         ------
        Total current liabilities......     1,395          216            756            (32)           (99)         2,236
                                           ------         ----           ----           ----          -----         ------
Long-term debt, less current
  maturities...........................     1,379           --              1             --             --          1,380
                                           ------         ----           ----           ----          -----         ------
Deferred income taxes..................     1,210          126             16             56             --          1,408
                                           ------         ----           ----           ----          -----         ------
Other..................................       727           19             --            (43)            --            703
                                           ------         ----           ----           ----          -----         ------
Minority interest......................        25           --             40             --             --             65
                                           ------         ----           ----           ----          -----         ------
Stockholders' equity
  Series A preferred stock.............       300           --             --             --             --            300
  Common stock.........................        --                                                                       --
  Additional paid-in capital...........     1,140          344             77             --                         1,561
  Retained earnings....................       165           89            (63)            --                           191
  Accumulated other comprehensive
    income.............................       (15)          --             --             --             --            (15)
                                           ------         ----           ----           ----          -----         ------
        Total stockholder's equity.....     1,590          433             14             --             --          2,037
                                           ------         ----           ----           ----          -----         ------
        Total liabilities and
          stockholder's equity.........    $6,326         $794           $827           $(19)         $ (99)        $7,829
                                           ======         ====           ====           ====          =====         ======


  See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance
                                     Sheet

                         EL PASO TENNESSEE PIPELINE CO.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

EL PASO FIELD SERVICES TRANSFER-IN ADJUSTMENTS


     Reflects the transfer-in of assets and liabilities associated with El Paso Field Services and its subsidiaries not previously owned by EPTPC in the Reorganization


OTHER SUBSIDIARIES TRANSFER-IN ADJUSTMENTS


     Reflects the transfer-in of assets and liabilities associated with the operations of other subsidiaries, including all of the international operations of El Paso Energy International Company, not previously owned by EPTPC



TRANSFERS TO EPEC ADJUSTMENTS



     Reflects the transfer by EPTPC of certain corporate or discontinued operations to EPEC, EPTPC's direct corporate parent


OTHER ADJUSTMENTS


     Reflects the elimination of affiliated company transactions and other reclassifications

                         EL PASO TENNESSEE PIPELINE CO.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (IN MILLIONS)


                                                EL PASO
                                                 FIELD         OTHER
                               CONSOLIDATED    SERVICES     SUBSIDIARIES   TRANSFERS TO                 CONSOLIDATED
                                 COMPANY      TRANSFER-IN   TRANSFER-IN        EPEC          OTHER        COMPANY
                                HISTORICAL    ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                               ------------   -----------   ------------   ------------   -----------   ------------
Operating revenues...........     $4,040         $164           $ 17           $ 1           $(48)         $4,174
                                  ------         ----           ----           ---           ----          ------
Operating expenses
  Cost of gas and other
     products................      3,392           28             --             1            (48)          3,373
  Operation and
     maintenance.............        299           65             25            (9)            --             380
  Depreciation, depletion,
     and amortization........        117           28              5             1             --             151
  Taxes, other than income
     taxes...................         38            6              1            (1)            --              44
                                  ------         ----           ----           ---           ----          ------
                                   3,846          127             31            (8)           (48)          3,948
                                  ------         ----           ----           ---           ----          ------
Operating income.............        194           37            (14)            9             --             226
                                  ------         ----           ----           ---           ----          ------
Other (income) and expense
  Interest and debt
     expense.................        101            6             25            (3)            (2)            127
  Other -- net...............        (81)          (1)           (27)           13              2             (94)
                                  ------         ----           ----           ---           ----          ------
                                      20            5             (2)           10             --              33
                                  ------         ----           ----           ---           ----          ------
Income before income taxes
  and minority interest......        174           32            (12)           (1)            --             193
Income tax expense...........         55           12             (1)           (4)            --              62
                                  ------         ----           ----           ---           ----          ------
Net income...................     $  119         $ 20           $(11)          $ 3           $ --          $  131
                                  ======         ====           ====           ===           ====          ======


  See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income
                                   Statements

                         EL PASO TENNESSEE PIPELINE CO.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN MILLIONS)


                                                EL PASO
                                                 FIELD         OTHER
                               CONSOLIDATED    SERVICES     SUBSIDIARIES   TRANSFER TO                 CONSOLIDATED
                                 COMPANY      TRANSFER-IN   TRANSFER-IN       EPEC          OTHER        COMPANY
                                HISTORICAL    ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS    PRO FORMA
                               ------------   -----------   ------------   -----------   -----------   ------------
Operating revenue............     $3,602         $345          $1,174          $(2)          $(2)         $5,117
                                  ------         ----          ------          ---           ---          ------
Operating expenses
  Cost of gas and other
     products................      2,763          178           1,183           --            (2)          4,122
  Operation and
     maintenance.............        379           71              18           (3)           --             465
  Depreciation, depletion,
     and amortization........        143           30               4           --            --             177
  Taxes, other than income
     taxes...................         54            7               2           (1)           --              62
                                  ------         ----          ------          ---           ---          ------
                                   3,339          286           1,207           (4)           (2)          4,826
                                  ------         ----          ------          ---           ---          ------
Operating income.............        263           59             (33)           2            --             291
                                  ------         ----          ------          ---           ---          ------
Other (income) and expense
  Interest and debt
     expense.................        136           (2)             14           --            (1)            147
  Other, net.................        (43)           1             (20)           2             1             (59)
                                  ------         ----          ------          ---           ---          ------
                                      93           (1)             (6)           2            --              88
                                  ------         ----          ------          ---           ---          ------
Income before income taxes
  and minority interest......        170           60             (27)          --            --             203
Income tax expense...........         59           23              (9)          --            --              73
                                  ------         ----          ------          ---           ---          ------
Net income...................     $  111         $ 37          $  (18)         $--           $--          $  130
                                  ======         ====          ======          ===           ===          ======


  See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Income
                                   Statements

                         EL PASO TENNESSEE PIPELINE CO.

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS


EL PASO FIELD SERVICES TRANSFER-IN ADJUSTMENTS



Reflects income and expenses of El Paso Field Services and its subsidiaries not previously owned by EPTPC in the Reorganization



OTHER SUBSIDIARIES TRANSFER-IN ADJUSTMENTS



Reflects for the period ended September 30, 1998, income and expenses of other subsidiaries, including all of the international operations of El Paso Energy International Company not previously owned by EPTPC, transferred as part of the Reorganization, and for the year ended December 31, 1997, also reflects the income and expenses associated with the transfer of El Paso Energy Marketing which occurred in March 1998



TRANSFERS EPEC ADJUSTMENTS



Reflects income and expenses associated with certain corporate or discontinued operations transferred by EPTPC to its corporate parent, EPEC


OTHER ADJUSTMENTS


Reflects the elimination of affiliated company transactions

     (C) EXHIBITS.

     The following exhibits are filed as part of this Form 8-K.


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
                         None

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            EL PASO TENNESSEE PIPELINE CO.

                                            By:
                                              ----------------------------------
                                                      Jeffrey I. Beason
                                                Vice President and Controller
                                                  (Chief Accounting Officer)


Date: March 15, 1999